Exhibit 10.25

© AMERICAN EXPRESS	PROPRIETARY & CONFIDENTIAL

COMPOSECURE, LLC

AMENDMENT NUMBER 3 CW2467324

TO

MASTER SERVICES AGREEMENT CW139362

This Amendment Number 3 CW2467324 (“Amendment”) is made and entered into this January 1, 2019 (the “Effective Date”) between AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (“Amexco” or “AXP”) and COMPOSECURE, LLC., a Delaware limited liability company (“Service Provider”) with reference to the following:

A.	Amexco and Service Provider entered into a Master Services Agreement, CW139362 (“Agreement”) for lamination and fabrication of the Centurion card executed by the parties on or about August 1, 2004; and

B.	Amexco and Service Provider wish to amend certain of their understandings as set forth in the Agreement, specifically to address modifying the Agreement to comply with current AXP terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.	AMENDED TERM(S)

A.       Section 9.1, Term shall be replaced in its entirety with the following:

Term. This Agreement will commence as of the Effective Date and will expire on December 31, 2021 (the “Initial Term”). In the event of any termination hereunder, AXP will pay Service Provider at the agreed-upon rates for Services performed up to the effective date of termination, subject to a refund of any unearned, prepaid fees, but will not be liable for any other termination-related charges.

B.       A new Section 11.3 Infringement Claims is added as follows:

“11.3 Infringement Claims. Infringement Claims: Supplier agrees that if it believes any product made, used, sold or offered for sale by AXP that is produced by a vendor other than Supplier, infringes any of its Intellectual Property rights, Supplier will first attempt to resolve the issue with the relevant vendor through informal negotiations. If Supplier’s efforts to resolve the issue with the identified vendor through informal negotiations are unsuccessful, Supplier may then pursue any available remedy directly against the vendor. Supplier covenants and agrees that it will not seek damages against AXP for the alleged infringement of its Intellectual Property rights with respect to products provided by another vendor, provided that (1) AXP identifies the relevant vendor(s) upon Supplier’s reasonable request, which request shall include an explanation of the basis for Supplier’s infringement claim and identification of the product(s) at issue; and (2) AXP acknowledges that Supplier may need to include AXP as a party to the litigation in order to obtain relief against such other vendor(s).”

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© AMERICAN EXPRESS	PROPRIETARY & CONFIDENTIAL

2.	GENERAL

A.       If there is a conflict between the Agreement and this Amendment, the terms of this Amendment will govern if this Amendment expressly references the provisions of the Agreement with which they are inconsistent.

B.       Except as otherwise modified herein, the capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

C.       Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.

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© AMERICAN EXPRESS	PROPRIETARY & CONFIDENTIAL

IN WITNESS WHEREOF, Service Provider and Amexco have caused this Amendment to be executed on their behalf by their duly authorized officers, all as of the date first above-written.

AMERICAN EXPRESS TRAVEL RELATED		COMPOSECURE, LLC
SERVICES COMPANY, INC.

By:	/s/ Melanie Chung	By:	/s/ Jonathan Wilk

Name:	Melanie Chung	Name:	Jonathan Wilk
	(Type or print)		(Type or print)

Title:	Director	Title:	CEO

Date:	December 26, 2018	Date:	December 26, 2018

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